Exhibit 10.11

PURCHASE AND SALE AGREEMENT

JFK Airgate Portfolio, Queens, New York

ARTICLE 1: PROPERTY/PURCHASE PRICE

1.1 Certain Basic Terms.

(a) Buyer and Notice Address:

TERRENO AIRGATE LLC,
a Delaware limited liability company
Attn: Andrew T. Burke
101 Montgomery Street, Suite 200
San Francisco, California 94104
Telephone: 415-655-4584
Email: andy@terreno.com

With a copy to:	Norris, McLaughlin & Marcus, P.A.
Attn: Kevin T. O’Brien, Esq.
721 Route 202-206, Suite 200
Bridgewater, New Jersey 08807
Telephone: 908-252-4223
Email: ktobrien@nmmlaw.com

(b) Seller and Notice Addresses:

PROLOGIS TARGETED U.S. LOGISTICS FUND, L.P., a Delaware limited partnership
c/o Prologis, Inc.
Attn: Mary Lang
One Meadowlands Plaza, Suite 100
East Rutherford, New Jersey 07073
Telephone: 201/528-9588
Email: mlang@prologis.com

With a copy to: c/o Prologis, Inc.

Attn: Megan Robert, Laura Porter and Tim Peters
4545 Airport Way
Denver, Colorado 80239
Telephone: 303/567-5613, 303/567-5415 and 303/567-5186
Email: mrobert@prologis.com, lporter@prologis.com and tpeters@prologis.com

(c) Effective Date:	The last date of execution by the Seller or the Buyer, as indicated on the signature page.

(d) Purchase Price:	$53,111,434.00.

(e) Earnest Money:	$750,000.00 initially (the “Initial Deposit”), plus $500,000.00 (the “Additional Deposit”) upon expiration of the Due Diligence Period if Buyer elects (or is deemed to have elected) to proceed with the purchase of the Property pursuant to the terms hereof. The Initial Deposit and the Additional Deposit shall be deposited in accordance with Section 1.3 below. References to Earnest Money shall include the Initial Deposit, the Additional Deposit and the interest thereon, and exclude the Independent Consideration (defined below) therefrom.

(f) Due Diligence Period:	The period ending December 27, 2013.

(g) Closing Date:	On or about December 31, 2013. The Closing Date may be extended with the written consent of both parties.

(h) Title Company:	First American Title Insurance Company Attn: Shirley Fox 1850 Mt. Diablo Blvd., Suite 300 Walnut Creek, CA 94596 Telephone: 925/927-2137 Facsimile: 714/481-8972 Email: shirleyfox@firstam.com

(i) Escrow Agent:	Same as Section 1.1(h).

(j) Broker:	Cushman & Wakefield, Inc. and Jones Lang LaSalle.

1.2 Property. Subject to the terms of this Purchase and Sale Agreement (the “Agreement”), Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the following property (the “Property”):

(a) The real property described in Exhibit A (the “Real Property”), together with the buildings and improvements thereon (the “Improvements”), and all rights, benefits, privileges, tenements and appurtenances of the above-described Real Property, including, without limitation, all air rights and development rights, easements and rights-of-way relating thereto, and, without warranty, all right, title, and interest, if any, of Seller in and to the land lying within any street or roadway adjoining the Real Property or any vacated or hereafter vacated street or alley adjoining said Real Property.

(b) All of Seller’s right, title and interest, in and to all fixtures, furniture, equipment, and other tangible personal property, if any, owned by Seller (the “Personal Property”) presently located on the Real Property and used exclusively in the operation or maintenance of the Real Property, but specifically excluding any items of personal property owned by any tenant, and any signage with the name “ProLogis”, “Prologis” or “AMB” on it.

(c) All of Seller’s interest, as landlord, in the “Leases,” being all leases of the Improvements and any and all guaranties of the Leases, and all leases which may be made by Seller after the date hereof and before Closing as permitted by this Agreement, including all amendments thereto.

(d) All of Seller’s right, title and interest, if any, in and to all of the following items, to the extent assignable and without warranty (the “Intangible Personal Property”): (A) licenses, permits and other governmental approvals relating to the construction, operation, ownership, use and occupancy of the Property, (B) any plans and specifications and other architectural and engineering drawings for the Improvements, and (C) if still in effect and at Buyer’s cost if required by a third party, guaranties and warranties received by Seller from any contractor, manufacturer or other person in connection with the construction, operation or maintenance of the Property. Notwithstanding the foregoing, the following are excluded from the definition of Intangible Personal Property under this Agreement: any trade names, trademark, service marks, logos, graphics and other rights with respect to the name “ProLogis”, “Prologis” and/or “AMB”.

1.3 Earnest Money. The Initial Deposit, in immediately available federal funds, evidencing Buyer’s good faith to perform Buyer’s obligations under this Agreement, shall be deposited by Buyer with the Escrow Agent not later than the next business day after the Effective Date. The Additional Deposit shall be deposited with the Escrow Agent on or before expiration of the Due Diligence Period if Buyer does not terminate this Agreement as provided in Section 2.3 below. In the event that Buyer fails to timely deposit either the Initial Deposit or the Additional Deposit with the Escrow Agent, Seller may terminate this Agreement whereupon this Agreement shall be of no force and effect, the Escrow Agent shall refund the Earnest Money to Buyer, and neither party shall have any further rights or liabilities hereunder except as provided in Sections 2.2, 2.3 and 10.2 of this Agreement. Except as otherwise provided in this Agreement, the Earnest Money shall be non-refundable to Buyer. The Escrow Agent shall pay the Earnest Money to Seller at and upon the Closing, or otherwise, to the party entitled to receive the Earnest Money in accordance with Article 9 below.

1.4 Independent Contract Consideration. The sum of $100.00 (the “Independent Contract Consideration”) is a non-refundable portion of the Earnest Money as consideration for Buyer’s exclusive right to inspect and purchase the Property pursuant to this Agreement and for Seller’s execution, delivery and performance of this Agreement. Any reference in this Agreement to Buyer receiving back the Earnest Money means the Title Company shall return the Earnest Money (less the non-refundable Independent Contract Consideration) to Buyer and deliver the Independent Contract Consideration to Seller.

ARTICLE 2: INSPECTIONS

2.1 Property Information. To the extent not previously provided to Buyer, Seller shall provide copies to Buyer, within 5 days after the Effective Date, to the extent in Seller’s possession, the following:

(a)	the Leases including all amendments;

(b)	2011, 2012 and year to date operating statements (the “Operating Statements”);

(c)	a list and copies of any service or maintenance agreements, if any, relating to the Property (“Service Contracts”);

(d)	any existing land title survey of the Property; and

(e)	the environmental and engineering reports prepared for Seller set forth on Schedule 2.1(e).

The items enumerated in Section 2.1 and other documentation and information provided or otherwise made available by Seller to Buyer are collectively referred to as the “Property Information.” Except as otherwise expressly provided herein, Seller makes no representations or warranties as to the accuracy or completeness of the Property Information.

2.2 Inspections.

(a) During the Due Diligence Period, Buyer, its employees, contractors, consultants and agents (collectively, “Buyer’s Agents”) shall have the right to enter upon the Property for the purpose of inspecting the Property. In connection with any such entry, Buyer (i) acknowledges that all entry is at Buyer’s sole risk, cost and expense and subject to the rights of tenants under their Leases, (ii) shall give Seller reasonable advance notice of such entry or any discussions with tenants and shall conduct such entry and any inspections or discussions with tenants in connection therewith so as to minimize, to the greatest extent possible, interference with Seller’s business and the business of Seller’s tenants and otherwise in a manner reasonably acceptable to Seller, and (iii) Seller or its representatives shall have the right to accompany Buyer and Buyer’s Agents or participate in any discussions with tenants or any testing or other inspection performed on the Property. Without limiting the foregoing, prior to any entry to perform any on-site testing, Buyer shall give Seller written notice thereof, including the identity of the company or persons who will perform such testing and the proposed scope of the testing. Seller shall approve or disapprove the scope and methodology of such proposed testing within 3 business days after receipt of such notice, such approval may be withheld in Seller’s sole and absolute discretion. Seller’s failure to provide such approval or disapproval notice shall be deemed disapproval. If Buyer or Buyer’s Agents take any sample from the Property in connection with any such approved testing, Buyer shall provide to Seller a portion of such sample being tested to allow Seller, if it so chooses, to perform its own testing.

(b) Buyer shall, or shall cause Buyer’s Agents to, maintain commercial general liability insurance, including broad form property damage, with limits of not less than $1,000,000.00 per occurrence and $2,000,000.00 in the aggregate in form and substance adequate to insure against all liability of Buyer and/or Buyer’s Agents, arising out of any entry or inspections of the Property pursuant to the provisions hereof, and Buyer shall provide Seller with evidence of such insurance coverage before any such entry, including evidence that Seller is an additional insured on the commercial general liability policy. If any inspection or test disturbs the Property, Buyer will promptly restore the Property to the same condition as existed before the inspection or test. BUYER SHALL INDEMNIFY, DEFEND AND HOLD SELLER, SELLER’S AFFILIATES, PARTNERS, MEMBERS, SHAREHOLDERS, INVESTMENT MANAGERS, TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS OF EACH OF THEM AND THEIR RESPECTIVE HEIRS, SUCCESSORS, PERSONAL REPRESENTATIVES AND ASSIGNS (COLLECTIVELY, “SELLER PARTIES”) AND THE PROPERTY HARMLESS FROM AND AGAINST ANY AND ALL DAMAGES, LIABILITIES, LOSSES, CLAIMS, LIENS, COST OR EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEY’S FEES) ARISING OUT OF OR RELATING TO ANY ENTRY ON THE PROPERTY BY BUYER OR BUYER’S AGENTS IN THE COURSE OF PERFORMING THE INSPECTIONS, TESTING OR INQUIRIES PROVIDED FOR IN THIS AGREEMENT, INCLUDING WITHOUT LIMITATION DAMAGE TO THE PROPERTY OR RELEASE OF HAZARDOUS SUBSTANCES OR MATERIALS ONTO THE PROPERTY; PROVIDED, HOWEVER, THAT SUCH INDEMNITY SHALL EXCLUDE ANY DAMAGES, LIABILITIES, LOSSES, CLAIMS, LIENS, COSTS, OR EXPENSES INCURRED BY VIRTUE OF THE MERE DISCOVERY BY BUYER OR BUYER’S AGENTS OF ANY EXISTING ENVIRONMENTAL CONTAMINATION AT THE PROPERTY, BUT SUCH EXCLUSION SHALL NOT APPLY TO ANY EXACERBATION BY BUYER OR BUYER’S AGENTS OF ANY SUCH EXISTING CONTAMINATION. THE FOREGOING INDEMNITY SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

2.3 Termination During Due Diligence Period. If Buyer determines, in its sole discretion, before the expiration of the Due Diligence Period that Buyer wishes to terminate this Agreement for any reason or for no reason, Buyer shall have the right to terminate this Agreement by giving to Seller notice of termination before the expiration of the Due Diligence Period, returning the Property Information to Seller, and delivering to Seller a certified statement that all work commissioned by Buyer which could give rise to a claim against the Property has been paid in full. Such return of the Property Information and such delivery of such certified statement need not, for the avoidance of doubt, occur prior to the expiration of the Due Diligence Period. Upon such deliveries, Buyer shall be entitled to a refund of the Earnest Money, and Seller shall authorize the Escrow Agent to refund the Earnest Money to Buyer, and neither party shall have any further rights or liabilities hereunder except as provided in Sections 2.2, 2.3 and 10.2 of this Agreement. Buyer’s obligation to return the Property Information and repair any damage to the Property caused by Buyer or Buyer’s Agents shall survive the termination of this Agreement.

2.4 Buyer’s Reliance on its Investigations and Release. The provisions of this Section 2.4 shall survive indefinitely the Closing, close of escrow and recordation of the Deed, and shall not be deemed merged into any of the Closing documents.

(a) Buyer acknowledges and agrees, by consummating the Closing, it will be deemed to have been given a full opportunity to inspect and investigate each and every aspect of the Property, either independently or through agents of Buyer’s choosing. AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, SELLER AND BUYER AGREE THAT EXCEPT AS EXPRESSLY PROVIDED IN SECTION 7.1 BELOW (“SELLER’S REPRESENTATIONS AND WARRANTIES”), SELLER IS SELLING AND BUYER IS PURCHASING AND TAKING THE PROPERTY ON AN “AS IS” BASIS, WITH ANY AND ALL LATENT AND PATENT DEFECTS. BUYER ACKNOWLEDGES THAT IT IS SOLELY RELYING UPON ITS EXAMINATION OF THE PROPERTY AND, EXCEPT FOR SELLER’S REPRESENTATIONS AND WARRANTIES, IT IS NOT RELYING UPON ANY REPRESENTATION, STATEMENT OR OTHER ASSERTION OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, ITS AGENTS OR BROKERS AS TO ANY MATTER CONCERNING THE PROPERTY, INCLUDING, WITHOUT LIMITATION: (I) THE QUALITY, NATURE, ADEQUACY AND PHYSICAL CONDITION OF THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, THE STRUCTURAL ELEMENTS, FOUNDATION, ROOF, APPURTENANCES, ACCESS, PARKING FACILITIES AND THE ELECTRICAL, MECHANICAL, HVAC, PLUMBING, SEWAGE, AND UTILITY SYSTEMS, FACILITIES AND APPLIANCES, (II) THE QUALITY, NATURE, ADEQUACY, AND PHYSICAL CONDITION OF SOILS, GEOLOGY AND ANY GROUNDWATER, (III) THE EXISTENCE, QUALITY, NATURE, ADEQUACY AND PHYSICAL CONDITION OF UTILITIES SERVING THE PROPERTY, (IV) THE DEVELOPMENT POTENTIAL OF THE PROPERTY, AND THE PROPERTY’S USE, HABITABILITY, MERCHANTABILITY, SUITABILITY, VALUE OR FITNESS OF THE PROPERTY FOR ANY PARTICULAR PURPOSE, (V) THE ZONING OR OTHER LEGAL STATUS OF THE PROPERTY OR ANY OTHER PUBLIC OR PRIVATE RESTRICTIONS ON USE OF THE PROPERTY, (VI) THE COMPLIANCE OF THE PROPERTY OR ITS OPERATION WITH ANY APPLICABLE CODES, LAWS, REGULATIONS, STATUTES, ORDINANCES, COVENANTS, CONDITIONS AND RESTRICTIONS OF ANY GOVERNMENTAL OR QUASI-GOVERNMENTAL ENTITY OR OF ANY OTHER PERSON OR ENTITY, (VII) THE PRESENCE OF HAZARDOUS MATERIALS ON, UNDER OR ABOUT THE PROPERTY OR THE ADJOINING OR NEIGHBORING PROPERTY, (VIII) THE QUALITY OF ANY LABOR AND MATERIALS USED IN ANY IMPROVEMENTS ON THE REAL PROPERTY, (IX) THE CONDITION OF TITLE TO THE PROPERTY, AND (X) THE ECONOMICS OF THE OPERATION OF THE PROPERTY; AND PROVIDED, FURTHER, THAT THE FOREGOING RELEASE SHALL NOT OPERATE TO RELEASE SELLER FROM ANY OF ITS EXPRESS COVENANTS CONTAINED IN THIS AGREEMENT, WHICH EXPRESSLY STATE THAT THEY SURVIVE CLOSING.

Buyer’s Initials: /s/ AB

(b) WITHOUT LIMITING THE ABOVE, EXCEPT WITH RESPECT TO A BREACH BY SELLER OF ANY OF THE SELLER’S REPRESENTATIONS AND WARRANTIES, BUYER, FOR AND ON BEHALF OF ITSELF, ANY ENTITY AFFILIATED WITH BUYER AND ITS SUCCESSORS AND ASSIGNS, WAIVES ITS RIGHT TO RECOVER FROM AND FOREVER RELEASES AND DISCHARGES THE SELLER PARTIES FROM AND AGAINST ANY AND ALL DEMANDS, CLAIMS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, LOSSES, LIABILITIES, DAMAGES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS OR EXPENSES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND COSTS) OF WHATEVER KIND OR NATURE, DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING AND FUTURE, CONTINGENT OR OTHERWISE (INCLUDING ANY ACTION OR PROCEEDING, BROUGHT OR THREATENED, OR ORDERED BY ANY APPROPRIATE GOVERNMENTAL ENTITY) THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH OR RELATING TO THE PROPERTY CONDITION OR ANY LAW OR REGULATION APPLICABLE THERETO, INCLUDING WITHOUT LIMITATION, THE PRESENCE, MISUSE, USE, DISPOSAL, RELEASE OR THREATENED RELEASE OF ANY HAZARDOUS OR TOXIC MATERIALS, CHEMICALS OR WASTES AT THE PROPERTY AND ANY LIABILITY OR CLAIM RELATED TO THE PROPERTY ARISING UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT OF 1980, AS AMENDED (42 U.S.C. SECTION 9601 et seq.), THE SUPERFUND AMENDMENTS AND REAUTHORIZATION ACT OF 1986, THE RESOURCE CONSERVATION AND RECOVERY ACT of 1976 (42 U.S.C. SECTION 6901 et seq.), THE CLEAN WATER ACT (33 U.S.C. SECTION 1251 et seq.), THE SAFE DRINKING WATER ACT (42 U.S.C. SECTION 300F et seq.), THE HAZARDOUS MATERIALS TRANSPORTATION ACT (49 U.S.C. SECTION 5101 et seq.), THE TOXIC SUBSTANCES CONTROL ACT (15 U.S.C. SECTION 2601 et seq.), EACH AS AMENDED, OR ANY OTHER CAUSE OF ACTION BASED ON ANY OTHER STATE, LOCAL, OR FEDERAL ENVIRONMENTAL LAW, RULE OR REGULATION (COLLECTIVELY, “ENVIRONMENTAL LAWS”); PROVIDED HOWEVER, THE FOREGOING RELEASE SHALL NOT OPERATE TO RELEASE ANY CLAIM BY BUYER AGAINST ANY PERSON OR ENTITY OTHER THAN SELLER PARTIES.

Buyer’s Initials: /s/ AB

2.5 Service Contracts. At least 5 days prior to the expiration of the Due Diligence Period, Buyer will advise Seller in writing of which Service Contracts it will assume. Buyer will assume the obligations arising from and after the Closing Date under those Service Contracts that Buyer has elected to assume; provided, however, that (i) to the extent that any such Service Contracts are part of portfolio agreements, they shall not be assignable, and (ii) to the extent that any Service Contracts are not terminable by Seller in the time frame between the expiration of the Due Diligence Period and the Closing, Buyer shall, at Closing, assume such Service Contracts.

2.6 Tenant Estoppels. Seller shall use commercially reasonable efforts to secure and deliver to Buyer by the Closing Date estoppel certificates for all Leases consistent with the information in the Leases and substantially in the form attached hereto as Exhibit B or such form as may be required under the applicable Leases. Each estoppel certificate is required to be addressed to Buyer and its assignee or (if not addressed to Buyer and its assignee) to be covered by a reliance letter from the applicable tenant by which such tenant agrees that Buyer and its assignee may rely on such estoppel certificate as if the estoppel certificate were addressed to Buyer and its assignee (which letter may be merely an email from the applicable tenant); each reference in this Section 2.6 to an “estoppel certificate” shall be deemed to include such requirement. Buyer shall notify Seller in writing, either by the Closing Date or within 3 business days following Buyer’s receipt of an estoppel certificate (pdf copy via email), whichever is earlier, of Buyer’s disapproval of any materially adverse matter(s) contained therein as determined in Buyer’s reasonable business judgment, and the basis of such disapproval (“Buyer’s Disapproval Notice”). Seller shall have 10 business days from Seller’s receipt of the Buyer’s Disapproval Notice within which to cure such materially adverse matter(s), and the Closing Date shall be extended, at Seller’s option, to allow for up to the full 10-business day cure period. It shall be a condition precedent to Buyer’s obligation to proceed with Closing and Buyer may terminate this Agreement upon written notice to Seller on the Closing Date (as the same may be extended in accordance with the terms of this Agreement), in which event the Earnest Money shall be returned to Buyer, if by the Closing Date Seller has not delivered estoppel certificates for Leases covering at least 75% of the leased floor area of the Property (the “Estoppel Requirement”). In the event of such termination, the Escrow Agent shall refund the Earnest Money to Buyer, and neither party shall have any further rights or liabilities hereunder except as provided in Sections 2.2, 2.3 and 10.2 of this Agreement.

Notwithstanding Section 2.6 above, in the event Seller has not obtained tenant estoppel certificates meeting the Estoppel Requirement, Seller may in its sole discretion, but shall not be obligated to, deliver to Buyer a certification and warrant and represent to Buyer, with respect to any such missing estoppel certificates that as of the date represented and warranted: (A) the Leases for those tenants are in full force and effect; (B) the amount of the tenants’ security deposits; (C) the dates through which rent has been paid; and (D) to the Seller’s knowledge, neither any of those tenants nor Seller is in default thereunder. Buyer shall be obligated to accept Seller’s certification in lieu of any missing estoppel certificates. However, if Seller’s certification contains any material adverse matter as determined in Buyer’s reasonable business judgment, Buyer shall have the same right to give Buyer’s Disapproval Notice and to terminate this Agreement as is set forth in the first paragraph of this Section 2.6. Seller’s certification shall be of no further force and effect upon Buyer’s receipt of an estoppel certificate from the applicable tenant meeting the requirements of Section 2.6 above. Seller’s representations and warranties in the certificate shall survive the Closing, provided that (i) such representations and warranties shall be subject to the limitations on liability set forth in Section 10.6 below, and (ii) Buyer must give Seller written notice of any claim it may have against Seller for a breach of any such representation and warranty within 180 days after the Closing Date. Any claim which Buyer may have which is not so asserted within such 180-day period shall not be valid or effective and Seller shall have no liability with respect thereto.

ARTICLE 3: TITLE AND SURVEY REVIEW

3.1 Delivery of Title Report. To the extent not previously delivered to Buyer, within 5 days after the Effective Date, Seller shall cause to be delivered to Buyer or to provide Buyer and its designee access to a preliminary report or title commitment issued by the Title Company (the “Title Report”), covering the Real Property, together with copies of all documents referenced in the Title Report. Buyer, at its option and expense, may obtain a survey (the “Survey”) of the Property.

3.2 Title Review and Cure. Buyer shall notify Seller in writing of any title or survey objections (i) at least 5 business days prior to the expiration of the Due Diligence Period with respect to items disclosed in the Title Report or the Survey, if any, and (ii) at or prior to Closing with respect to any items which: (1) are first raised by the Title Company following the expiration of the Due Diligence Period and prior to Closing, (2) are not the result of Buyer’s acts, and (3) operate as a lien on the Property or have a material adverse effect on the use or operation of the Property. Failure to timely provide such a notice of objections shall constitute an approval by Buyer of all matters disclosed in the Title Report and any matters that would have been disclosed by an accurate survey of the Property. Seller shall have no obligation to cure any title objections. Seller may, but shall not be obligated to, attempt to cure by the Closing Date any title objections noted by Buyer. If Seller elects not to cure any such title objection (failure to make such election with regard to any title objection within 2 business days shall be deemed an election not to cure such title objection), or fails to cure any such title objection it has elected to cure by the Closing Date, then Buyer shall either (x) terminate this Agreement by written notice to Seller given on or before 10 days after receipt of any notice or deemed notice from Seller that it elects not to cure any title objections, or, in the event Seller has elected to cure a title objection, but is unable to do so, the Closing Date, as applicable, the Escrow Agent shall refund the Earnest Money to Buyer, and neither party shall have any further rights or liabilities hereunder except as provided in Sections 2.2, 2.3 and 10.2 of this Agreement, or (y) waive such title objections, in which event the Closing shall occur and Buyer shall accept title to the Property subject to such title condition and without adjustment to Purchase Price. Failure to so terminate shall constitute waiver of title objections. Those items approved by Buyer or deemed approved by Buyer are hereinafter referred to as the “Permitted Exceptions.” Notwithstanding the foregoing, as a condition to the Buyer’s obligation to close the transaction contemplated by this Agreement, Seller shall be obligated to remove from the Property, at or prior to the Closing, all liens, mortgages and deeds of trust created by or through Seller.

3.3 Violations. At Closing, Seller shall pay the existing fines related to the notes or notices of violations of law or governmental ordinances, orders or requirements which were noted or issued by an governmental department, agency or bureau having jurisdiction as to conditions affecting the Property, set forth on Schedule 3.3 attached hereto.

3.4 Title Policy. Delivery of title in accordance with the foregoing shall be evidenced by the willingness of the Title Company to issue, at Closing, an ALTA 2006 Owner’s Policy of Title Insurance (the “Title Policy”), in the form prescribed by the applicable state where the Property is located, in the amount of the Purchase Price showing title to the Real Property vested in Buyer, subject to: (i) the Permitted Exceptions, (ii) non-delinquent liens for real estate taxes and assessments, (iii) any standard, preprinted conditions or exceptions to the Title Policy required by the Title Company, (iv) any exceptions to title which would be disclosed by an inspection and/or accurate survey of the Property, (v) the interests of the Tenants under the Leases, and (vi) any exceptions or matters created by Buyer or Buyer’s Agents.

ARTICLE 4: OPERATIONS AND RISK OF LOSS

4.1 Ongoing Operations, Insurance. During the pendency of this Agreement, Seller shall carry on its business and activities relating to the Property substantially in the same manner as it did before the Effective Date; provided that Seller shall not be obligated to make any extraordinary repairs or make any capital improvements to the Property. Through the Closing Date, Seller shall maintain or cause to be maintained, at Seller’s sole cost and expense, Seller’s existing policy or policies of insurance insuring the Property, and Seller shall not encumber the Property or otherwise knowingly and willfully take any action that would cause any of Seller’s representations and warranties in this Agreement to become materially inaccurate as of the Closing.

4.2 New Contracts. During the pendency of this Agreement, Seller will not, without the prior consent of Buyer (which shall not be unreasonably withheld or delayed), enter into any contract that will be an obligation affecting the Property subsequent to the Closing, except contracts entered into in the ordinary course of business that are terminable without cause or expense on immediate notice.

4.3 Leasing Arrangements. Prior to the expiration of the Due Diligence Period, Seller may enter into new Lease, amendment, expansion, renewal, modification, termination or other similar agreement (collectively, “New Lease Agreements”), (a) without first obtaining Buyer’s approval, in the case of such a new Lease, but (b) only if Seller obtains Buyer’s prior written approval, in the case of such an amendment, expansion, renewal, modification, termination or other similar agreement; provided, however, that Seller shall provide Buyer with actual copies of any such Lease prior to the expiration of the Due Diligence Period. Between the expiration of the Due Diligence Period and the Closing Date, Seller shall obtain Buyer’s consent, which shall not be unreasonably withheld or delayed, before entering into any other New Lease Agreement; provided, however, that Buyer’s consent shall not be required if Seller is required to enter into the New Lease Agreement pursuant to the terms and conditions of any Leases in effect as of Effective Date. Buyer shall be deemed to have consented to any New Lease Agreement if it has not notified Seller specifying with particularity the matters to which Buyer reasonably objects, within 3 business days after its receipt of Seller’s written request for consent, together with a copy of the proposed New Lease Agreement.

4.4 Damage or Condemnation. If before the Closing the Property or any portion thereof shall be materially damaged, or the commencement of condemnation proceedings shall affect all or a material portion of the Property, then Buyer may terminate this Agreement by written notice to Seller given within 10 days of Seller’s notice of the occurrence of the damage or taking. In the case of any damage to the Property or any portion thereof, or if a condemnation proceeding is commenced affecting the Property or any portion thereof, Seller shall give to Buyer prompt written notice thereof. In the event of such termination, the Escrow Agent shall refund the Earnest Money to Buyer, and neither party shall have any further rights or liabilities hereunder except as provided in Sections 2.2, 2.3 and 10.2 of this Agreement. For the purposes of this Section, the phrases “material damage” and “materially damaged” means damage reasonably exceeding 5% of the Purchase Price to repair or restore. If the Closing Date is within the aforesaid 10-day period, then Closing shall be extended to the next business day following the end of said 10-day period. If no such election to terminate is made, and in any event if the damage is not material, this Agreement shall remain in full force and effect and the purchase contemplated herein, less any interest taken by eminent domain or condemnation, shall be effected with no further adjustment, provided that upon the Closing of this purchase, Seller shall (i) assign, transfer and set over to Buyer all of the right, title and interest of Seller in and to any awards that have been or that may thereafter be made for such taking, or any insurance proceeds that may thereafter be made for such damage or destruction and (ii) give Buyer a credit at Closing for an amount equal to any condemnation awards or insurance proceeds collected by Seller as a result of any such condemnation or damage or destruction, and the amount of any insurance deductible under such policies (but in no event shall the amount of such credit to Buyer exceed the Purchase Price), and (iii) receive a credit at Closing for any sums expended by Seller toward the restoration or repair of the Property. The provisions of this Section 4.4 shall survive indefinitely the Closing, close of escrow and recordation of the Deed, and shall not be deemed merged into any of the Closing documents.

ARTICLE 5: CLOSING

5.1 Closing and Escrow Instructions.

(a) The consummation of the transaction contemplated herein (“Closing”) shall occur on the Closing Date at the offices of the Escrow Agent. Closing shall occur and Buyer’s funds shall be received on or before 2:00 P.M Pacific Time on the Closing Date.

(b) Seller and Buyer agree to execute such reasonable additional and supplemental escrow instructions as may be appropriate to enable the Escrow Agent to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

5.2 Conditions to the Parties’ Obligations to Close. The obligations of Seller, on the one hand, and Buyer, on the other hand, to consummate the transaction contemplated hereunder are contingent upon satisfaction of the following conditions:

(a) The other party’s representations and warranties (as modified pursuant to Section 7.1) contained herein shall be true and correct in all material respects as of the date of this Agreement and the Closing Date;

(b) As of the Closing Date, the other party shall have performed its obligations hereunder in all material respects and all deliveries to be made at Closing have been tendered;

(c) There shall exist no actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, pending or threatened against the other party that would materially and adversely affect the other party’s ability to perform its obligations under this Agreement; and

(d) There shall exist no pending or threatened action, suit or proceeding with respect to the other party before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transaction contemplated hereby.

So long as a party is not in default hereunder, if any condition to such party’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date, such party may, in its sole discretion, terminate this Agreement by delivering written notice to the other party on or before the Closing Date, or elect to close, notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition. In the event of a termination, the Escrow Agent shall refund the Earnest Money to Buyer, and neither party shall have any further rights or liabilities hereunder except as provided in Sections 2.2, 2.3 and 10.2 of this Agreement. If such party elects to close, notwithstanding the nonsatisfaction of such condition, there shall be no liability on the part of the other party for breaches of representations and warranties of which the party electing to close had knowledge as of the Closing.

5.3 Seller’s Deliveries in Escrow. On or before the Closing Date, Seller shall deliver in escrow to the Escrow Agent the following:

(a) Deed. A special warranty deed (warranting title for acts by, through or under Seller) (the “Deed”) in the form attached hereto as Exhibit C (the “Deed”), executed and acknowledged by Seller and in proper form for recording, conveying to Buyer Seller’s title to the Property, subject only to: all zoning and building laws, ordinances, filed maps, and resolutions and regulations of all governmental authorities having jurisdiction which affect the Property and the use and improvement thereof; the Leases; all matters of record; any state of facts which an accurate survey made of the Property at the time of Closing would show; and any state of facts which a personal inspection of the Property made at the time of Closing would disclose. Any discrepancy between the description of the Property in the deed from Seller’s immediate grantor and in the Deed shall be quitclaimed by Seller;

(b) Assignment of Leases and Contracts and Bill of Sale. An Assignment of Leases and Contracts and Bill of Sale in the form of Exhibit D attached hereto (the “Assignment”), executed by Seller;

(c) FIRPTA. A Foreign Investment in Real Property Tax Act affidavit executed by Seller;

(d) Notice to Tenants. A notice regarding the sale in substantially the form of Exhibit E attached hereto, or such other form as may be required by applicable state law for delivery by Buyer to each tenant under the Leases immediately after the Closing;

(e) Bringdown Certificate. A certificate duly executed by Seller confirming that all the representations and warranties of Seller that are contained in this Agreement, as modified pursuant to Section 7.1, are true in all material respects on and as of the day of Closing, with the same effect as though made on and as of the day of Closing; and

(f) Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.

5.4 Buyer’s Deliveries in Escrow. On or before the Closing Date, Buyer shall deliver in escrow to the Escrow Agent the following:

(a) Purchase Price. The Purchase Price, less the Earnest Money that is applied to the Purchase Price, plus or minus applicable prorations, deposited by Buyer with the Escrow Agent in immediate, same-day federal funds into the Escrow Agent’s escrow account;

(b) Assignment of Leases and Contracts and Bill of Sale. The Assignment, executed by Buyer;

(c) Bringdown Certificate. A certificate duly executed by Buyer confirming that all the representations and warranties of Buyer that are contained in this Agreement are true in all material respects on and as of the day of Closing, with the same effect as though made on and as of the day of Closing; and

(d) Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.

5.5 Closing Statements/Escrow Fees. At the Closing, Seller and Buyer shall deposit with the Escrow Agent executed closing statements consistent with this Agreement in the form required by the Escrow Agent.

5.6 Possession. Seller shall deliver possession of the Property to Buyer at the Closing.

5.7 Post-Closing Deliveries. Immediately after the Closing, Seller shall deliver to the offices of Buyer’s property manager: the original Leases; copies or originals of all leasing records and tenant files with respect to the Leases; the original certificate(s) of occupancy for the Property, if in Seller’s possession or control; copies or originals of all contracts, receipts for deposits, and unpaid bills; all keys, if any, used in the operation of the Property; and, if in Seller’s possession or control, any “as-built” plans and specifications of the Improvements.

5.8 Closing Costs. At Closing, Seller shall pay the cost of recording the Deed, costs of recording instruments to cure title matters Seller has elected or is obligated to cure, any transfer taxes due in connection with the transaction contemplated by this Agreement and  1⁄2 of any escrow fees. Buyer shall pay the cost of the Title Policy (including any extended coverage or endorsements thereto), the cost of any survey or survey update obtained by Seller and delivered to Buyer, the cost of any zoning report or zoning report update obtained by Seller and delivered to Buyer, all other (if any) costs of recording, and  1⁄2 of any escrow fees. Each party shall pay its own attorneys’ fees. Other costs, charges, and expenses shall be borne and paid as provided in this Agreement or in the absence of such provision, in accordance with local custom.

5.9 Close of Escrow. Upon satisfaction or completion of the foregoing conditions and deliveries, the parties shall direct the Escrow Agent to immediately record and deliver the documents described above to the appropriate parties and make disbursements according to the closing statements executed by Seller and Buyer.

5.10 Transfer Taxes. At the Closing, Seller and Buyer shall execute, acknowledge, deliver and file all such returns (or, if required by ACRIS E-tax procedures, an electronic version thereof) as may be necessary to comply with Article 31 of the Tax Law of the State of New York and the regulations applicable thereto, and the New York City Real Property Transfer Tax Law (Admin. Code Article 21) and the regulations applicable thereto (collectively, as the same may be amended from time to time, the “Transfer Tax Laws”). The transfer taxes payable pursuant to the Transfer Tax Laws shall collectively be referred to as the “Transfer Taxes”. At the Closing, Seller shall pay (or cause to be paid) to the appropriate party the Transfer Taxes payable if any, in connection with the consummation of the transactions contemplated by this Agreement.

ARTICLE 6: PRORATIONS

6.1 Prorations. The day of Closing shall belong to Buyer and all prorations hereinafter provided to be made as of the Closing shall each be made as of the end of the day before the Closing Date. In each such proration set forth below, the portion thereof applicable to periods beginning as of Closing shall be credited to Buyer or charged to Buyer as applicable and the portion thereof applicable to periods ending as of Closing shall be credited to Seller or charged to Seller as applicable.

(a) Collected Rent. All collected rent (excluding tenant reimbursements for Operating Expenses) and other collected income under the Leases shall be prorated as of the Closing. Seller shall be charged with any rent and other income collected by Seller before Closing but applicable to any period of time after Closing. Uncollected rent and other income shall not be prorated. Any prepaid rents for the period following the Closing Date shall be paid over by Seller to Buyer. Buyer covenants and agrees to use its commercially reasonable efforts after the Closing to collect and deliver to Seller all rents or other payments that were applicable to the period before Closing. Seller may pursue collection as to any delinquent rent or Expense Reimbursements (as hereinafter defined), provided that Seller shall have no right to terminate any Leases or any tenant’s occupancy or right of possession under any Leases in connection therewith. All rents received by Buyer following the Closing shall be applied against the most recently accrued rent unless a tenant has specified in writing that such payment relates to a particular amount due to Seller.

(b) Operating Costs. To the extent Seller, as landlord under the Leases, is currently collecting or entitled to collect additional rent from the tenants under the Leases (collectively, “Expense Reimbursements”) to cover taxes (including, but not limited to, sales tax on rent) insurance, utilities (to the extent not paid directly by tenants), common area maintenance and other operating costs and expenses (collectively, “Operating Costs”) in connection with the ownership, operation, maintenance and management of the Property, Seller and Buyer shall each receive a debit or credit, as the case may be, for the difference between the aggregate tenants’ current account balances for Operating Costs and amount of Operating Costs reimbursable to Seller; provided, however, that (i) in no event shall Seller be required to credit Buyer for any uncollected Expense Reimbursements for any tenant and the same shall be treated in the same manner as uncollected rent is treated in Section 6.1(a), and (ii) all Expense Reimbursements received by Buyer following the Closing shall be applied against the most recently accrued Operating Costs unless a tenant has specified in writing that such payment relates to an amount due prior to the

Closing. Operating Costs for Seller’s period of ownership shall be reasonably estimated by the parties if final bills are not available. Operating Costs that are payable by tenants directly to the applicable service providers shall not be prorated between Seller and Buyer, except as otherwise provided with respect to water charges in subsection (d) of this Section.

(c) Taxes and Assessments. Real estate taxes and assessments imposed by governmental authority that are not yet due and payable and that are not payable by tenants under the Leases directly to the governmental authorities shall be prorated as of the Closing based upon the most recent tax bill. Seller shall receive a credit for any taxes and assessments paid by Seller and applicable to any period after the Closing. Notwithstanding anything seemingly to the contrary contained herein, Buyer shall be solely responsible for and shall assume any and all ad valorem taxes relating to a subsequent change in usage or ownership of the Property, whether by reason of this conveyance or otherwise.

(d) Water Charges. If there are water meters at the Property or if the water is calculated by Department of Environmental Protection (“DEP”) frontage, the unfixed water rates and charges and sewer rents and taxes covered by meters, if any, or, if the water is calculated by DEP frontage, DEP frontage charges, shall be apportioned (i) on the basis of an actual reading and/or a DEP reconciliation both dated within twenty (20) days prior to the Closing Date, or (ii) if such reading has not been made or if such DEP reconciliation has not been received, on the basis of the last available reading or DEP reconciliation. Seller agrees to obtain a final meter reading and/or a DEP frontage reconciliation within a reasonable proximity to the Closing Date. If the apportionment is not based on an actual current reading or current DEP reconciliation, then upon the taking of a subsequent actual reading, the parties shall, within thirty (30) days following notice of the determination of such actual reading, readjust such apportionment and Seller shall deliver to Buyer or Buyer shall deliver to Seller, as the case may be, the amount determined to be due upon such readjustment. Notwithstanding the foregoing, it shall be a condition of Buyer’s obligation to close that Seller causes the Buyer’s title company to remove all water and sewer charges and DEP frontage charges from Buyer’s title commitment and title policy at the Closing.

(e) Service Contracts and Utilities. Subject to subsection (d) of this Section, Seller shall arrange for a billing under all those Service Contracts for which fees are based on usage and with utility companies for a billing for utilities, to include all utilities or services used up to the day Closing occurs, and Seller shall pay the resultant bills. In the event any Service Contracts extend over periods beyond the Closing the same shall be prorated on a per diem basis.

(f) Final Adjustment After Closing. If final prorations cannot be made at Closing for any item being prorated under this Section 6.1 or if any of the aforesaid prorations were calculated inaccurately, then Buyer and Seller agree to allocate such items on a fair and equitable basis as soon as reasonably possible after the Closing Date, to the effect that income and expenses are received and paid by the parties on a cash basis with respect to their period of ownership. Payments in connection with the final adjustment shall be due within 30 days of written notice. Each of Buyer and Seller shall have reasonable access to, and the right to inspect and audit, the books of the other of them in order to confirm the final prorations. Seller shall not, however, be charged for any increase in Operating Costs or real estate taxes due to increased costs or reassessments incurred by Buyer in respect of such subsequent to the Closing. Seller shall perform the operating-expense and tax reconciliations and any other required reconciliations under the Leases for the year 2013; and Seller shall provide all of the calculations for such reconciliations (in reasonable detail) to Buyer within 60 days after the date of Closing, together with such supporting invoices and other supporting materials as may reasonably be requested by Buyer.

6.2 Leasing Commissions, Free Rent and Tenant Improvement Costs.

(a) At Closing, Buyer shall reimburse Seller for commissions paid or free rent period granted by Seller with respect to any Lease, amendment, expansion, renewal, modification or other similar agreement that were entered into after the Effective Date (the “Cut-Off Date”) in accordance with Section 4.3 above. If the rent commencement date of the such agreement falls before the Closing Date, the amount of commission and rent abatement reimbursable by Buyer shall be in the proportion that the length of the period from the rent commencement date to the Closing Date bears to the length of the period from the Closing Date to the end of the noncancellable term applicable to such agreement. At Closing, Buyer shall receive a credit for any unpaid leasing commissions for any Leases that were in place on or prior to the Cut-Off Date (collectively, “Existing Leasing Commission Obligations”), and Buyer shall assume in writing (x) the Existing Leasing Commission Obligations (but only to the extent of the credit received from Seller at Closing), and (y) Seller’s obligations for leasing commissions for the New Lease Agreements. To the extent the credit provided to Buyer at Closing for any unpaid Existing Leasing Commission Obligations shall be less than the actual amount of such unpaid Existing Leasing Commission Obligations, Seller shall be obligated to pay Buyer the difference upon Buyer’s written request. To the extent the credit provided to Buyer at Closing for any unpaid Existing Leasing Commission Obligations is more than the actual amount of such unpaid Existing Leasing Commission Obligations, Buyer shall be obligated to pay Seller the difference promptly following the final determination of the respective Existing Leasing Commission Obligations.

(b) At Closing, Buyer shall reimburse Seller for the cost for New TI Obligations (as hereinafter defined) paid for by Seller, and Buyer shall assume the obligation to perform and pay for such New TI Obligations. For purposes of this Section, the term “New TI Obligations”) shall mean all tenant improvement expenses (including all hard and soft construction costs, whether payable to the contractor or the tenant), tenant allowances, moving expenses and other out-of-pocket costs which are the obligation of the landlord under the New Leases Agreements. At Closing, Buyer shall receive a credit for any unpaid or outstanding tenant improvement obligations of landlord (including any construction contracts for tenant improvement work) in connection with any Leases and amendments entered into on or prior to the Cut-Off Date, but excluding tenant improvement obligations for amendments, expansions or renewals that were entered into or exercised after the Cut-Off Date (collectively, the “Existing TI Obligations”), and Buyer shall assume in writing the Existing TI Obligations (but only to the extent of the credit received from Seller at Closing). To the extent the credit provided to Buyer at Closing for any unpaid Existing TI Obligations shall be less than the actual amount of such unpaid Existing TI Obligations, Seller shall be obligated to pay Buyer the difference upon Buyer’s written request. To the extent the credit provided to Buyer at Closing for any unpaid Existing TI Obligations is more than the actual amount of such unpaid Existing TI Obligations, Buyer shall be obligated to pay Seller the difference promptly following the final determination of the respective Existing TI Obligations.

6.3 Tenant Deposits.

(a) All tenant security deposits actually received by Seller (and interest thereon if required by law or contract to be earned thereon) and not theretofore applied to tenant obligations under the Leases shall be transferred or credited to Buyer at Closing or placed in escrow if required by law. As of the Closing, Buyer shall assume Seller’s obligations related to tenant security deposits but only to the extent of the tenant security deposits transferred to Buyer at Closing.

(b) On the date of Closing, Seller shall, at Buyer’s expense, deliver via overnight mail to the issuing bank executed transfer forms required by the issuing bank of any security deposits which are held in the form of letters of credit (the “SD Letters of Credit”) if the same are transferable. If any of the SD Letters of Credit are not transferable, Seller shall cooperate with Buyer and use commercially reasonable efforts to cause the tenants obligated under such SD Letters of Credit to cause new letters of credit to be issued in favor of Buyer in replacement thereof, Buyer shall diligently pursue such replacement after

Closing and, until such transfer or issuance, Seller shall take all reasonable actions, as directed by Buyer and at Buyer’s expense, in connection with the presentment of such SD Letters of Credit for payment as permitted under the terms of the applicable tenant Lease. [To the extent of any costs associated with the transfer or re-issuance of the SD Letters of Credit, Seller and Buyer shall split the cost equally.]

(C) BUYER WILL INDEMNIFY, DEFEND, AND HOLD SELLER HARMLESS FROM AND AGAINST ALL DEMANDS AND CLAIMS MADE BY TENANTS ARISING OUT OF THE APPLICATION BY BUYER, TRANSFER OR DISPOSITION OF ANY SECURITY DEPOSITS OR ARISING OUT OF THE SD LETTERS OF CREDIT AND WILL REIMBURSE SELLER FOR ALL REASONABLE ATTORNEYS’ FEES INCURRED OR THAT MAY BE INCURRED AS A RESULT OF ANY SUCH CLAIMS OR DEMANDS AS WELL AS FOR ALL LOSS, EXPENSES, VERDICTS, JUDGMENTS, SETTLEMENTS, INTEREST, COSTS AND OTHER EXPENSES INCURRED OR THAT MAY BE INCURRED BY SELLER AS A RESULT OF ANY SUCH CLAIMS OR DEMANDS BY TENANTS.

6.4 Utility Deposits. Buyer shall be responsible for making any deposits required with utility companies. Seller shall receive a credit at Closing for any utility deposits transferred or assigned to Buyer.

6.5 Sale Commissions. Seller and Buyer represent and warrant each to the other that they have not dealt with any real estate broker, sales person or finder in connection with this transaction other than Broker. If this transaction is closed, Seller shall pay Broker in accordance with their separate agreement. Broker is an independent contractor and is not authorized to make any agreement or representation on behalf of either party. EXCEPT AS EXPRESSLY SET FORTH ABOVE, IF ANY CLAIM IS MADE FOR BROKER’S OR FINDER’S FEES OR COMMISSIONS IN CONNECTION WITH THE NEGOTIATION, EXECUTION OR CONSUMMATION OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EACH PARTY SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS THE OTHER PARTY FROM AND AGAINST ANY SUCH CLAIM BASED UPON ANY STATEMENT, REPRESENTATION OR AGREEMENT OF SUCH PARTY.

The provisions of this Article 6 shall survive indefinitely the Closing, close of escrow and recordation of the Deed, and shall not be deemed merged into any of the Closing documents.

ARTICLE 7: REPRESENTATIONS AND WARRANTIES

7.1 Seller’s Representations and Warranties. As a material inducement to Buyer to execute this Agreement and consummate this transaction, Seller represents and warrants to Buyer that:

(a) Organization and Authority. Seller has been duly organized and is validly existing and in good standing in the jurisdiction of its formation, and is qualified to do business in the state in which the Property is located. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.

(b) Conflicts and Pending Action. There is no agreement or litigation to which Seller is a party or to Seller’s knowledge binding on Seller, (i) which is in conflict with this Agreement, (ii) is pending with respect to the Property or (iii) which would impair Seller’s ability to perform its obligations under this Agreement. To Seller’s knowledge, Seller has not received written notice from any applicable governmental authority of any pending or threatened action against Seller or the Property, including condemnation proceedings, which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement.

(c) Leases. The copies of the Leases provided to Buyer pursuant to Section 2.1 are true, correct and complete. The Leases identified on Schedule 7.1(c) of this Agreement are all of the Leases of the Property, and there are no other occupancy agreements or arrangements with respect to the Property or any portion thereof, not of record, that would be binding upon Buyer. Schedule 7.1(c) identifies (i) the date of each Lease, including the date(s) of each amendment thereof; and (ii) the name of the current tenant under each Lease. Seller has not collected any rent under any Lease more than one month in advance. To the knowledge of Seller, Seller has received no written notice from a tenant of a material default on the part of Seller under any Lease. To the knowledge of Seller, Seller has not delivered any tenant written notice of any no material default on the part of the applicable tenant under its Lease, that has not been cured. All obligations of Seller with respect to the current term of the Leases entered into prior to the Effective Date to pay any leasing commissions have been paid by Seller as of the Effective Date, or will be paid as of the Closing Date. Seller’s representation in this Section 7.1(c) (except with regard to the immediately preceding sentence regarding leasing commissions, which shall survive) shall be void and no claim shall be actionable or enforceable if a tenant estoppel complying with the requirements of Section 2.6 is obtained in connection with this transaction, whether received prior to or after the Closing.

(d) Service Contracts. The list of Service Contracts delivered to Buyer pursuant to this Agreement is true, correct, and complete as of the date of its delivery. Neither Seller nor, to Seller’s knowledge, any other party is in material default under any Service Contract.

(e) Compliance with Law. To Seller’s knowledge, Seller has not received any written notice, addressed specifically to Seller and sent by any governmental authority or agency having jurisdiction over the Property, that the Property or its use is in material violation of any law, ordinance or regulation, including any applicable Environmental Laws, which has not been cured. To the knowledge of Seller, and except as set forth or disclosed in the public record, the Property Information, and any inspection of the Property undertaken by or on behalf of Seller (or which reasonably should have been discovered by a commercially reasonable environmental inspection of the Property), Seller has not observed any release or spill of any hazardous or toxic materials or wastes at the Property during Seller’s period of ownership of the Property.

(f) OFAC Compliance. Seller is currently in compliance with and shall at all times during the term of this Agreement remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

(g) No Employees or Union Contracts. There are no employees of Seller or Seller’s managing agent in connection with the operation of the Property whom Buyer will be required to employ. The Property is not covered by a union contract with Seller.

“Seller’s knowledge,” as used in this Agreement means the current actual knowledge of Mary Lang, and Paul Rosen, who is the market officer for New York, and George Saraiva, without any duty of inquiry or investigation and without personal liability whatsoever.

Seller’s representations and warranties concerning the Property (collectively, the “Property Representations”) are qualified by any knowledge obtained by Buyer (including Buyer’s receipt of any tenant estoppel certificates) by the expiration of the Due Diligence Period, and in the event Buyer’s election to proceed with the purchase of the Property pursuant to Section 2.3 above, then Buyer shall be deemed to have accepted such qualification, and the Property Representations are automatically made subject thereto. Seller may further qualify the Property Representations by notice, specifying with reasonable particularity the facts and circumstances known to Seller that make the applicable Property Representation false, misleading or inaccurate, delivered to Buyer before the Closing Date. If Seller delivers a Property Representation notice or if after the expiration of the Due Diligence Period Buyer obtains knowledge of any facts or circumstances that makes any Property Representation false, misleading or inaccurate (herein collectively referred to as “Exception Matters”) within less than 3 business days before the Closing, then Buyer may by notice to Seller extend the Closing Date to that day which is 3 business days after the date of receipt of the Property Representation notice or after obtaining knowledge of such Exception Matters. If any Exception Matters reflects a material adverse change in the matter covered by the applicable Property Representation, then Buyer, as its sole remedy, may terminate this Agreement within 3 business days after receipt of such notice, receive a refund of the Earnest Money and neither party shall have any further rights and obligations under this Agreement except as provided in Sections 2.2, 2.3 and 10.2 of this Agreement; provided, that if Buyer so elects to terminate this Agreement, Seller shall have the right, but not the obligation, to cure such Exception Matters within 10 days (and the Closing shall be delayed to the extent necessary to allow Seller the entire 10-day period within which to effect such cure) and if Seller cures such Exception Matters, then Buyer’s right to terminate this Agreement as a result of such Exception Matters shall be revoked, null and void and this Agreement shall continue without termination (and, if the Closing Date is extended, Closing shall occur on the date that is 5 days after Seller notifies Buyer that Seller has cured such Exception Matters).

7.2 Buyer’s Representations and Warranties. As a material inducement to Seller to execute this Agreement and consummate this transaction, Buyer represents and warrants to Seller that:

(a) Organization and Authority. Buyer has been duly organized and is validly existing and in good standing in the state of its formation. Buyer has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Buyer at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Buyer, enforceable in accordance with their terms.

(b) Conflicts and Pending Action. There is no agreement to which Buyer is a party or to Buyer’s knowledge binding on Buyer which is in conflict with this Agreement. There is no action or proceeding pending or, to Buyer’s knowledge, threatened against Buyer which challenges or impairs Buyer’s ability to execute or perform its obligations under this Agreement.

(c) OFAC Compliance. Buyer is currently in compliance with and shall at all times during the term of this Agreement remain in compliance with the regulations of the OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

ARTICLE 8: DEFAULT AND DAMAGES

8.1 Default by Buyer. THE PARTIES HAVE AGREED THAT SELLER’S ACTUAL DAMAGES IN THE EVENT OF A FAILURE TO CONSUMMATE THE SALE DUE TO BUYER’S DEFAULT WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE EARNEST MONEY IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN THE EVENT OF BUYER’S DEFAULT. IN THE EVENT BUYER FAILS, WITHOUT LEGAL EXCUSE, TO COMPLETE THE PURCHASE OF THE PROPERTY, THE EARNEST MONEY MADE BY BUYER SHALL BE FORFEITED TO SELLER AS LIQUIDATED DAMAGES AND THE SOLE AND EXCLUSIVE REMEDY AVAILABLE TO SELLER FOR SUCH FAILURE. BY PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION. THIS SECTION 8.1 IS NOT INTENDED TO LIMIT SELLER’S RIGHTS UNDER SECTIONS 2.2, 2.3 AND 10.2 OF THIS AGREEMENT.

/s/ ML	/s/ AB
Seller	Buyer

8.2 Default by Seller. If Seller defaults in any material respect in its obligations to Buyer pursuant to this Agreement, Buyer’s sole remedy shall be to elect one of the following: (a) to terminate this Agreement, in which event Buyer shall be entitled to the return by the Escrow Agent to Buyer of the Earnest Money, in which event neither party shall have any further rights or obligations under this Agreement except as provided in Sections 2.2, 2.3 and 10.2 of this Agreement; or (b) to bring a suit for specific performance provided that any suit for specific performance must be brought within 60 days of Seller’s default, to the extent permitted by law, Buyer waiving the right to bring suit at any later date. In the event Buyer is unable to receive specific performance hereunder, due to Seller’s default, or Seller’s actions have made it impossible or impractical to seek specific performance or deliver the Property in the condition required under this Agreement, Buyer shall be entitled to the return by the Escrow Agent to Buyer of the Earnest Money, and to the payment by Seller of Buyer’s actual, documented out-of-pocket expenses in connection with the possible purchase of the Property in an amount not to exceed $50,000.00. This Agreement confers no present right, title or interest in the Property to Buyer and Buyer agrees not to file a lis pendens or other similar notice against the Property except in connection with, and after, the proper filing of a suit for specific performance.

ARTICLE 9: EARNEST MONEY

9.1 Investment and Use of Funds. The Escrow Agent shall invest the Earnest Money in an interest-bearing account satisfactory to Buyer and Seller, shall not commingle the Earnest Money with any funds of the Escrow Agent or others, and shall promptly provide Buyer and Seller with confirmation of the investments made. If the Closing under this Agreement occurs, the Escrow Agent shall apply the Earnest Money against the Purchase Price due Seller at Closing.

9.2 Agreement Termination. Upon a termination of this Agreement, either party to this Agreement may give written notice to the Escrow Agent and the other party of such termination and the reason for such termination. Such request shall also constitute a request for the release of the Earnest Money in accordance with the terms of this Agreement. In the event of a dispute concerning the disbursement of the Earnest Money by either party in writing within 5 business days of the termination, then the Escrow Agent shall retain the Earnest Money until it receives written instructions executed by both Seller and Buyer as to the disposition and disbursement of the Earnest Money, or until ordered by final court order, decree or judgment, which is not subject to appeal, to deliver the Earnest Money to a particular party, in which event the Earnest Money shall be delivered in accordance with such notice, instruction, order, decree or judgment.

9.3 Interpleader. Seller and Buyer mutually agree that in the event of any controversy regarding the Earnest Money, unless mutual written instructions are received by the Escrow Agent directing the disposition of the Earnest Money, the Escrow Agent shall not take any action, but instead shall await the disposition of any proceeding relating to the Earnest Money or, at the Escrow Agent’s option, the Escrow Agent may interplead all parties and deposit the Earnest Money with a court of competent jurisdiction located in the City and State of New York, in which event the Escrow Agent may recover all of its court costs and reasonable attorneys’ fees. Seller or Buyer, whichever loses in any such interpleader action, shall be solely obligated to pay such costs and fees of the Escrow Agent, as well as the reasonable attorneys’ fees of the prevailing party in accordance with the other provisions of this Agreement. The Escrow Agent agrees not to commence an action or proceeding with respect to the Earnest Money in any court other than a court located in the City and State of New York.

9.4 Liability of Escrow Agent. The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any loss, cost or expense incurred by Seller or Buyer resulting from the Escrow Agent’s mistake of law respecting the Escrow Agent’s scope or nature of its duties. Seller and Buyer shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees, incurred in connection with the performance of the Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of the Escrow Agent.

ARTICLE 10: MISCELLANEOUS

10.1 Parties Bound. Except for an assignment expressly permitted under this Section or pursuant to Section 10.16, Buyer shall not assign this Agreement without the prior written consent of Seller, in its sole discretion. Buyer may, without the consent of Seller, assign this Agreement to an affiliate or subsidiary of Buyer, over which Buyer or its parent company owns a majority interest (directly or indirectly) and has management control. In no event shall Buyer be released from any of its obligations or liabilities hereunder if Seller approves of any assignment of this Agreement. Any prohibited assignment shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devisees of the parties.

10.2 Confidentiality and Public Announcement or Disclosure.

(a) Until the Closing occurs, the Property Information and all other information, other than matters of public record and matters otherwise in the public domain, that are furnished to, or obtained through inspection of the Property by, Buyer, its affiliates, lenders, employees or Buyer’s Agents (all of whom may share such information with each other) relating to the Property, will be treated by Buyer, its affiliates, lenders, employees and Buyer’s Agents as confidential, and will not be disclosed to anyone other than on a need-to-know basis to Buyer’s consultants who are instructed to maintain the confidentiality of such information, except that such information may be disclosed in connection with any litigation relating to this Agreement, and except that such information may be disclosed if in the reasonable judgment of Buyer such disclosure is required by law. The Property Information will be returned to Seller by Buyer if the Closing does not occur, which obligation shall survive the termination of this Agreement.

(b) Subject to the requirements of applicable law, neither Buyer nor Seller shall make any public announcement or disclosure of this Agreement or any information related to this Agreement or Closing, if any, to outside brokers or third parties, before or for a period of 18 months after the Closing, without the prior written consent of the other party, which consent may not be unreasonably withheld, conditioned or delayed; provided however, that either party shall be permitted to make any disclosure required by law, including without limitation, any disclosure required by the United States Securities and Exchange Commission. Buyer shall not record this Agreement or any memorandum of this Agreement. Buyer shall be permitted, without first obtaining Seller’s prior consent, to issue press releases that set forth the purchase price of the Property, the Property location, number of buildings, square footage of the buildings, the identity of tenants and cap rate determined based on the transaction contemplated by this Agreement; provided that any such press release shall not identify Seller or the Seller Parties. So long as the requirements of the immediately preceding sentence are satisfied, any press releases containing information other than that set forth in the first clause of the preceding sentence shall require Seller’s advance written consent, not to be unreasonably withheld, conditioned or delayed. Seller consents to the issuance by Buyer of a press release following the closing of title in the form attached to this Agreement as Schedule 10.2. Seller also consents to the inclusion by Buyer in a Form 8-K, to be filed with the U.S. Securities and Exchange Commission (“SEC”) promptly after the execution and delivery of this Agreement, of the purchase price of the Property, the square footage and number of buildings comprising the Property, and arrangements as to the refundability/nonrefundability of the Earnest Money (as well as the amount of the Earnest Money). Seller also consents to the inclusion by Buyer, in a Form 8K-A, to be filed with the SEC following the closing of title and the conclusion of the audit referred to in Section 10.21 of this Agreement, of historical financial information as to the Property reflected in such audit. Notwithstanding anything set forth in this Agreement to the contrary, after Closing, the Seller Parties shall be permitted to make such disclosures of the terms of this Agreement and the transaction contemplated hereby (i) as requested by government authorities, including regulators, or investors, and (ii) as required by applicable law or regulations. Except as provided above, neither Buyer nor the Seller Parties shall (x) issue press releases for the sole purpose of publicizing this Agreement and the transaction contemplated hereby without the prior written consent of the other party, or (y) make voluntary disclosures to either third parties (such as appraisers) not related to the normal business operations of either Buyer or the Seller Parties or to third parties not on a “need to know” basis with respect to such disclosures. Seller shall advise Seller Parties that the information disclosed by Seller to the Seller Parties is confidential and subject to the restrictions in this Agreement. For the purposes of this Section 10.2(b), the “Seller Parties” shall mean, collectively, Seller, Seller’s direct or indirect owners, and the affiliates, trustees, and advisors of Seller and/or Seller’s direct or indirect owners. This Section 10.2(b) shall survive the Closing, close of escrow and recordation of the Deed for a period of 18 months, and shall not be deemed merged into any of the Closing documents, or any termination of this Agreement.

10.3 Headings. The article, section and other headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof. Where the context so requires, the use of the singular shall include the plural and vice versa and the use of the masculine shall include the feminine and the neuter. The term “person” shall include any individual, partnership, joint venture, corporation, trust, unincorporated association, any other entity and any government or any department or agency thereof, whether acting in an individual, fiduciary or other capacity.

10.4 Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

10.5 Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state in which the Property is located.

10.6 Survival, Limitation of Liability. Unless otherwise expressly stated in this Agreement, each of the covenants, obligations, representations, and agreements contained in this Agreement shall survive the Closing and the execution and delivery of the Closing documents required hereunder only for a period of 6 months immediately following the Closing Date; provided, however the indemnification provisions of Sections 2.2, 6.3 and 6.5 and the provisions of Section 6.1(e) shall survive the termination of this Agreement or the Closing, whichever occurs, and shall not be merged, until the applicable statute of limitations with respect to any claim, cause of action, suit or other action relating thereto shall have fully and finally expired. Any claim based upon a misrepresentation or a breach of a warranty contained in Article 7 of this Agreement shall be actionable or enforceable if and only if: (i) notice of such claim is given to the party which allegedly made such misrepresentation or breached such covenant, obligation, warranty or agreement within 6 months after the Closing Date; and (ii) the amount of damages or losses as a result of such claim, along with any others of the claimant, suffered or sustained by the party making such claim exceeds $50,000.00, in which event the liability of the applicable party shall be for the entire amount of such damages or losses (and not merely for the portion of such damages or losses in excess of $50,000.00); and provided further that the aggregate liability of Seller for any and all such breaches or misrepresentation shall be limited to an amount equal to $1,000,000.00.

10.7 No Third Party Beneficiary. This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third party beneficiary, decree or otherwise.

10.8 Entirety and Amendments. This Agreement, together with the exhibits and schedules attached hereto, embody the entire agreement between the parties and supersede all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

10.9 Time. Time is of the essence in the performance of this Agreement.

10.10 Attorneys’ Fees. Should either party employ attorneys to enforce any of the provisions hereof, the party against whom any final judgment is entered agrees to pay the prevailing party in such action or dispute, whether by final judgment or out of court settlement all reasonable costs, charges, and expenses, including reasonable attorneys’ fees, expended or incurred in connection therewith. The prevailing party in any such final judgment or out of court settlement shall be the party in whose favor the majority of claims were determined. Any judgment or order entered in any final judgment shall contain a specific provision providing for the recovery of all reasonable costs and expenses of suit, including actual reasonable attorneys’ fees (collectively “Costs”) incurred in enforcing, perfecting and executing such judgment. For the purposes of this paragraph, Costs shall include, without limitation, attorneys’ and experts’ fees, costs and expenses incurred in the following: (i) post judgment motions; (ii) contempt proceeding; (iii) levy, and debtor and third party examination; (iv) discovery; and (v) bankruptcy litigation. This Section shall survive indefinitely the Closing, close of escrow and recordation of the Deed, and shall not be deemed merged into any of the Closing documents, or the termination of this Agreement.

10.11 Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Section 1.1(a) and (b). Any such notices shall be either (a) sent by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one business day after deposit with such courier, (b) sent by email in PDF format, with written confirmation by overnight or first class mail, in which case notice shall be deemed delivered upon receipt of confirmation of transmission of such email notice, or (c) sent by personal delivery, in which case notice shall be deemed delivered upon receipt. Any notice sent by email after 5:00 P.M Pacific Time shall be deemed received on the next business day. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to the Buyer shall be deemed given by Buyer and notices given by counsel to the Seller shall be deemed given by Seller.

10.12 Construction. The parties acknowledge that this Agreement has been freely negotiated by both parties, that the parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction—to the effect that any ambiguities are to be resolved against the drafting party—shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

10.13 Calculation of Time Periods. All references to time are to Eastern Time Zone time unless expressly stated otherwise. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 P.M. Pacific Time.

10.14 Procedure for Indemnity. The following provisions govern actions for indemnity under this Agreement. Promptly after receipt by an indemnitee of notice of any claim, such indemnitee will, if a claim in respect thereof is to be made against the indemnitor, deliver to the indemnitor written notice thereof and the indemnitor shall have the right to participate in and, if the indemnitor agrees in writing that it will be responsible for any costs, expenses, judgments, damages, and losses incurred by the indemnitee with respect to such claim, to assume the defense thereof, with counsel mutually satisfactory to the parties; provided, however, that an indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnitor, if the indemnitee reasonably believes that representation of such indemnitee by the counsel retained by the indemnitor would be inappropriate due to actual or potential differing interests between such indemnitee and any other party represented by such counsel in such proceeding. The failure of indemnitee to deliver written notice to the indemnitor within a reasonable time after indemnitee receives notice of any such claim shall relieve such indemnitor of any liability to the indemnitee under this indemnity only if and to the extent that such failure is prejudicial to its ability to defend such action, and the omission so to deliver written notice to the indemnitor will not relieve it of any liability that it may have to any indemnitee other than under this indemnity. If an indemnitee settles a claim without the prior written consent of the indemnitor, then the indemnitor shall be released from liability with respect to such claim unless the indemnitor has unreasonably withheld such consent.

10.15 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by email in PDF format counterparts of the signature pages, which shall be deemed an original.

10.16 Section 1031 Exchange. Each party may consummate the purchase and sale of all or a portion of the Property as part of a so-called like kind exchange (the “Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that: (a) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to the exchanging party’s obligations under this Agreement; (b) the exchanging party shall effect the Exchange through an assignment of all or a portion of this Agreement, or its rights under this Agreement, to a qualified intermediary; (c) the non-exchanging party shall not be required to take an assignment of the purchase agreement for the relinquished property or be required to acquire or hold title to any real property for purposes of consummating the Exchange; and (d) the exchanging party shall pay any additional costs that would not otherwise have been incurred by either party had the exchanging party not consummated its purchase through the Exchange. The non-exchanging party shall not by this agreement or acquiescence to the Exchange (x) have its rights under this Agreement affected or diminished in any manner, or (y) be responsible for compliance with or be deemed to have warranted to the exchanging party that the Exchange in fact complies with Section 1031 of the Code.

10.17 JURY TRIAL WAIVER. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY AGREE TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING (I) BROUGHT BY EITHER PARTY OR ANY OTHER PARTY, RELATING TO (A) THIS AGREEMENT AND/OR ANY UNDERSTANDINGS OR PRIOR DEALINGS BETWEEN THE PARTIES HERETO, OR (B) THE PROPERTY OR ANY PART THEREOF, OR (II) TO WHICH SELLER IS A PARTY. THE PARTIES HEREBY ACKNOWLEDGE AND AGREE THAT THIS AGREEMENT CONSTITUTES A WRITTEN CONSENT TO WAIVER OF TRIAL BY JURY PURSUANT TO ANY APPLICABLE STATE STATUTES.

10.18 Limitation of Liability. Subject to the limits of Section 10.6 above, the obligations of Seller are intended to be binding only on the Seller’s interest in the Property (in the event this Agreement is terminated) or Seller’s net proceeds from the sale of the Property (if the Closing occurs) and the obligations of Seller shall not be personally binding upon, nor shall any resort be had to, the private properties of any of its trustees, officers, directors or shareholders, the general partners, officers, directors or shareholders thereof, or any employees or agents of Seller. The provisions of this Section 10.18 shall survive indefinitely the Closing, close of escrow and recordation of the Deed, and shall not be deemed merged into any of the Closing documents.

10.19 Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing, any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Buyer.

10.20 Signage. Buyer shall remove or paint over any and all signs and brands on the exterior of the building or on the Property that identify Seller, at Buyer’s sole cost within 180 days after the Closing. Without limiting the foregoing, Seller itself may, at Seller’s option, enter the Property, after Closing, to remove such signs and brands, at Seller’s own cost. The provisions of this Section 10.20 shall survive the Closing, close of escrow and recordation of the Deed, and shall not be deemed merged into any of the Closing documents.

10.21 Audit Confirmation and Information. Seller acknowledges that it has been advised by Buyer that Buyer must comply with certain acquisition audit or disclosure requirements pursuant to rules and regulations of the U.S. Securities and Exchange Commission. For the period of time commencing on the Closing Date and continuing through the date that is 6 months after the Closing Date, Seller shall, from time to time, upon 10 business days’ prior written notice from Buyer, allow Buyer’s auditors access to the books and records of Seller and such other information relating solely to the operations and financial results of the Property for the fiscal years that ended on December 31, 2011, and December 31, 2012, and for the period beginning January 1, 2013 and ending on the Closing Date, which information is necessary, in the reasonable opinion of Buyer, to enable Buyer and Buyer’s auditors to timely prepare, audit and file financial information in compliance with Rule 3-14 of Regulation S-X under the Securities Exchange Act of 1934, as amended. All costs incurred by Seller as a result of Buyer undertaking the foregoing activities, including the reasonable hourly costs of any internal tax consultants or accountants (not to exceed $150.00 per hour, or $10,000.00 in the aggregate for such internal tax consultants or accountants) and including the hourly costs of any external tax consultants, advisors and/or accountants, shall be borne exclusively by Buyer, and there shall otherwise be no cost, expense, liability or recourse to Seller. All books, records and materials shall be provided without representation or warranty as to accuracy or completeness or otherwise. All such activities described in this Section shall be conducted at Seller’s or its agent’s place of business in a commercially reasonable fashion during normal business hours. Buyer hereby agrees to indemnify, protect, defend and hold Seller and the Seller Parties harmless from and against any and all demands, damages, liabilities, losses, claims, liens, costs and expenses (including without limitation reasonable attorneys fees) actually asserted against or actually incurred by Seller or any of the Seller Parties as a result of or otherwise arising in connection with Seller’s compliance with this Section 10.21. Buyer acknowledges and agrees that (i) the audit rights provided herein are for Buyer’s own purposes and provided by Seller as an accommodation to Buyer, and (ii) any such audit conducted hereunder by Buyer shall not give rise to any cost, expense, liability, recourse, claim or cause of action against Seller, whether in connection with information identified or obtained by Buyer during such audit or otherwise. The provisions of this Section 10.21 shall survive the Closing.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.

SELLER:

PROLOGIS TARGETED U.S. LOGISTICS FUND, L.P., a Delaware limited partnership

By:	Prologis, L.P., a Delaware limited partnership, its general partner

By:	Prologis, Inc., its general partner

By:	/s/ Mary Lang
Mary Lang Vice President of Prologis, Inc. Date: December 20, 2013

BUYER:

TERRENO AIRGATE LLC, a Delaware limited liability company

By:	Terreno Realty LLC, a Delaware limited liability company

By:	Terreno Realty Corporation, a Maryland corporation, its sole member

By:	/s/ Andrew T. Burke
Name: Andrew T. Burke Title: Senior Vice President Date: December 20, 2013